Exhibit 99-a
For Immediate Release
April 23, 2003

For More Information Contact:
Jeff Battcher, Media Relations at 404-249-2793
BellSouth Investor Relations at 404-249-2420


                    BellSouth Reports First Quarter Earnings
               Gains in long distance, DSL, packages aid revenue;
                  Cingular Wireless adds 189,000 net customers


ATLANTA - BellSouth Corporation (NYSE: BLS) reported earnings per share (EPS) of 66 cents in the first quarter of 2003, compared to a net loss of 8 cents per share in the same quarter of 2002.

Consolidated revenues were $5.52 billion, compared to $5.53 billion in the first quarter of 2002. BellSouth reduced consolidated total operating expenses $21 million in the first quarter, compared to the same three months of 2002. Net income was $1.2 billion, compared to a net loss of $154 million in the first quarter of 2002. In accordance with Generally Accepted Accounting Principles
(GAAP), consolidated revenues and consolidated total operating expenses do not include BellSouth's 40 percent share of Cingular Wireless.

Capital expenditures in the first quarter of 2003 were $631 million, a reduction of 37.2 percent compared to $1.0 billion in the first three months of 2002. BellSouth reduced total debt by $753 million during the first quarter, and has cut total debt $2.4 billion, or 12.7 percent, since March 31, 2002. Operating free cash flow (defined as cash flow from operations less capital expenditures) was $1.3 billion. In February, the company's board of directors declared a 5 percent increase in the quarterly common stock dividend to be paid May 1, 2003, bringing the total dividend increase to 10.5 percent over 12 months.

As previously announced, effective in the first quarter of 2003, BellSouth began expensing stock options, and adopted Statement of Financial Accounting Standards
(SFAS) No. 143, "Accounting for Asset Retirement Obligations." Regarding stock options, the company elected the retroactive restatement method of adoption, which means prior year results have been restated to include the impacts of expensing options. The full-year 2003 impact of expensing stock options is an approximately $90 million decrease to net income and a 5-cent decrease to EPS, comparable with prior-year restated amounts. The adoption of SFAS 143 resulted in a one-time increase to net income of $816 million (44 cents per share) in the first quarter. The ongoing impact of SFAS 143 is expected to increase net income by approximately $60 million, or 3 cents per share, in 2003 as a whole. BellSouth also changed the method for recognizing revenues and expenses in its directory publishing business from the issue basis method to the deferral method. The change resulted in a one-time decrease to net income of $501 million, or 27 cents per share, in the first quarter. The change in accounting method relates solely to the timing of recognition for revenue and direct expense and does not affect the amounts recognized. Furthermore, there is no impact to cash flow.

To supplement the reporting of BellSouth's consolidated financial information under GAAP, the company will continue to present certain non-GAAP financial measures, including normalized operating results and EBITDA (earnings before interest, taxes, and depreciation and amortization). Normalized results include BellSouth's 40 percent share of Cingular Wireless (revenue and expense), and exclude events that are generally non-recurring in nature. Normalized results also exclude material one-time gains or losses that can distort reported operating results. A complete list of normalizing items, as well as a full reconciliation of normalized results to GAAP reporting, are included in the attached quarterly financial statements and are available on the company's Web site, www.bellsouth.com/investor. The presentation of normalized results enables investors to focus on period-over-period operating performance, without the impact of non-operational or non-recurring items. In addition, EBITDA margin is an important indicator of profitability for capital-intensive businesses, and remains a key metric for valuation in the investment community. Finally, normalized measures are among the primary indicators management uses in planning and operating the business. This additional information should not be considered in isolation or as a substitute for the consolidated (GAAP) financial information.

Normalized for special items, detailed below, EPS in the first quarter of 2003 was 51 cents, compared to normalized EPS of 55 cents in the same quarter a year ago. Normalized total operating revenues, which include Cingular, were $6.9 billion, a decline of 4.0 percent versus the first quarter of 2002. Normalized net income was $941 million, compared to $1.04 billion in the same quarter a year ago.

Communications Group

The opening three months of 2003 marked the first quarter that BellSouth has been offering long distance services throughout its markets. The company began marketing long distance in Florida and Tennessee in late December 2002, making BellSouth the first incumbent local telecommunications company to receive federal approval in all its states. At March 31, 2003 BellSouth served more than
1.9 million consumer and business long distance customers. These include approximately 13 percent of its residence and approximately 24 percent of its mass-market small business accounts. In the seven states approved for long distance earlier in 2002, the numbers are approximately 15 percent of residence and approximately 29 percent of small business.

The number of customers purchasing the BellSouth AnswersSM package increased to approximately 1.6 million at the end of the first quarter. Introduced just eight months previously, BellSouth Answers allows residential customers to combine on a single bill the data, voice and Internet communications services they want -- including DSL, long distance and local, as well as wireless. BellSouth added 101,000 DSL high-speed Internet service customers in the first quarter, bringing its number of broadband customers to 1,122,000.

Total Communications Group revenues were $4.6 billion in the first quarter, a decline of 2.3 percent compared to the same quarter of 2002. Total operating expenses decreased 1.5 percent. Data revenues were $1.09 billion, level with the first quarter a year ago. Total access lines of 24.5 million at March 31 declined 3.6 percent compared to a year earlier, impacted by a continued weak economy, market share loss and technology substitution. Residence and business access lines served by BellSouth competitors under UNE-P (unbundled network elements-platform) grew by 231,000 in the first quarter.

Domestic Wireless / Cingular

BellSouth's share of Cingular's domestic wireless revenues in the first quarter of 2003 was $1.4 billion, a gain of $19 million compared to the same quarter a year ago. BellSouth's share of Cingular operating income was $286 million in the quarter, compared to $266 million in the same three months of 2002.

Cingular steadily gained new cellular and PCS customers during the first three months of 2003, resulting in total first quarter net customer additions of 189,000. More than one-third of all first quarter customer additions for the nation's No. 2 wireless company came through the sales channels of Cingular's parent companies, BellSouth and SBC Communications. Total net adds improved 310,000 compared to the fourth quarter of 2002.

Cingular is on target to increase its GSM and GPRS digital coverage to 90 percent of potential customers and all of its major markets by the end of 2003, with the total overlay complete in 2004. In March 2003, Cingular announced a major joint roaming agreement with AT&T Wireless that will lower roaming costs for both companies, while improving quality and encouraging further expansion of GSM/GPRS digital network services for their customers.

Latin America Group

Consolidated Latin America revenues were $509 million in the first quarter of 2003, a decline of 22.8 percent compared to the first quarter last year. Sequentially, Latin revenues were up slightly from the fourth quarter of 2002. Revenues continued to reflect the impacts of currency devaluations, principally in Argentina and Venezuela, as well as weak economic and unsettled political conditions in those countries. Year-over-year Latin results are affected by the timing of devaluation impacts in Venezuela and Argentina. The Latin EBITDA margin of 22.6 percent in the first quarter was negatively impacted by a contingency reserve.

On a consolidated basis, Latin America Group wireless voice customers increased by 372,000 during the first quarter, compared to increases of 259,000 in the fourth quarter and 323,000 in the first quarter of 2002. Year-over-year, customers increased by 636,000, or 8.0 percent. BellSouth and its partners serve a total of 11.9 million customers in 11 Central and South American countries, including 263,000 fixed wireless customers.

During the first quarter, BellSouth signed an agreement to sell its entire stake in BSE, a cellular company that operates in six states of Brazil's Northeastern region. The agreement is pending approval.

Advertising & Publishing

Domestic Advertising & Publishing revenues were $498 million in the first quarter of 2003, a decrease of 2.4 percent compared to the same period of the prior year. Operating income of $243 million was level with the first quarter of 2002.

Special Items

In the first quarter of 2003, the difference between reported (GAAP) EPS of 66 cents and normalized EPS of 51 cents is the result of four special items:

         Adoption of SFAS No. 143                     44 cents   Gain
         A&P accounting change                        27 cents   Charge
         Pension/severance costs                       4 cents   Charge
         Foreign currency translation                  3 cents   Gain

                  Effect of rounding                  (1 cent)
                                                    ----------

               Total of special items                 15 cents   Gain

Adoption of SFAS No. 143 - As previously disclosed, BellSouth adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses accounting for the cost of legal obligations associated with the retirement of long-lived assets.

Advertising & Publishing accounting change - As previously disclosed, effective January 1, 2003 BellSouth changed its method for recognizing revenues and expenses in its directory publishing business from the issue basis method to the deferral method. The change in method relates solely to the timing of the recognition of revenues and expenses and does not affect either the amounts recognized or cash flow. The issue basis method formerly used recognized 100 percent of the revenues and direct expenses at the time the directories were published and delivered to end users. Under the deferral method, revenues and direct expenses are recognized ratably over the life of the related directory, generally 12 months.

Pension/severance costs - This charge represents severance costs recorded in the first quarter associated with workforce reductions. Also included are pension settlement losses.

Foreign currency translation gains - Primarily associated with the remeasurement of U.S. dollar-denominated liabilities in Latin America.

About BellSouth Corporation

BellSouth Corporation is a Fortune 100 communications services company headquartered in Atlanta, Georgia, serving nearly 45 million customers in the United States and 14 other countries.

Consistently recognized for customer satisfaction, BellSouth provides a full array of broadband data solutions to large, medium and small businesses. In the residential market, BellSouth offers DSL high-speed Internet access, advanced voice features and other services. BellSouth also offers long distance service throughout its markets, serving both business and residential customers. The company's BellSouth AnswersSM package combines local and long distance service with an array of calling features; wireless data, voice and e-mail services; and high-speed DSL or dial-up Internet service. BellSouth also provides online and directory advertising services through BellSouth(R) RealPages.comSM and The Real Yellow Pages(R).

BellSouth owns 40 percent of Cingular Wireless, the nation's second largest wireless company, which provides innovative data and voice services.

Further information about BellSouth's first quarter earnings can be accessed at www.bellsouth.com/investor. The press release, financial statements and BLS Investor News summarizing highlights of the quarter are available on the BellSouth Investor Relations Web site starting today at 8 a.m. Eastern Time.

BellSouth will host a conference call with investors today at 10 a.m. Eastern Time. Participating will be BellSouth CFO Ron Dykes and Investor Relations Vice
President Patrick Moore.   Dial-in information for the conference call is:
Domestic:  888-370-1863
International:  706-634-1735

A replay of the call will be available beginning at approximately 1 p.m. Eastern Time today, through April 30. The replay can be accessed by dialing:
Domestic:  800-642-1687 - Reservation number:  9384021
International:  706-645-9291 - Reservation number:  9384021

In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services; (ii) currency devaluations and continued economic weakness in certain international markets in which we operate or have material investments; (iii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iv) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (v) unfavorable regulatory actions and (vi) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are provided at the Company's investor relations Web site, www.bellsouth.com/investor.

    BellSouth Corporation
    Consolidated Statements of Income - Reported Basis (unaudited) (amounts in millions, except per share data)

    Note to Readers: See Normalization Earnings Summary and Reconciliation to GAAP results on page 3 for a summary of unusual items included in Reported Basis results.

                                     1Q03    1Q02   Growth   4Q02   Growth


    Operating Revenues
       Communications group         $4,508  $4,645   -2.9%  $4,481    0.6%
       Latin America                   509     656  -22.4%     486    4.7%
       Domestic advertising and
        publishing                     494     216  128.7%     709  -30.3%
       All other                        12      17  -29.4%      16  -25.0%
          Total Operating Revenues   5,523   5,534   -0.2%   5,692   -3.0%

    Operating Expenses
       Cost of services and
        products                     1,933   1,966   -1.7%   1,960   -1.4%
       Selling, general &
        administrative expenses      1,052   1,038    1.3%   1,133   -7.1%
       Depreciation and
        amortization                 1,038   1,161  -10.6%   1,151   -9.8%
       Provision for restructuring
        and asset impairments          121     -       N/M*    312  -61.2%
          Total Operating Expenses   4,144   4,165   -0.5%   4,556   -9.0%
    Operating Income                 1,379   1,369    0.7%   1,136   21.4%
    Interest Expense                   296     304   -2.6%     292    1.4%
    Other Income (Expense), net        306     819  -62.6%      68  350.0%
    Income Before Taxes and
     Accounting Changes              1,389   1,884  -26.3%     912   52.3%
    Provision for Income Taxes         474     753  -37.1%     338   40.2%
    Income Before Cumulative Effect
     Change                            915   1,131  -19.1%     574   59.4%
    Cumulative Effect of Changes in
     Accounting Principle              315  (1,285)    N/M      -      N/M
            Net Income              $1,230   $(154)    N/M    $574  114.3%

    Diluted:
       Weighted Average Common
        Shares Outstanding           1,860   1,888   -1.5%   1,864   -0.2%
       Earnings Per Share            $0.66  ($0.08)    N/M   $0.31  112.9%

    * - Not meaningful.

    Selected Financial and Operating Data


    EBITDA (4)                         $2,417  $2,530   -4.5%  $2,287    5.7%
    EBITDA margin (5)                   43.8%   45.7% -190 bps  40.2%  360 bps

    Declared dividends per share        $0.21   $0.19   10.5%   $0.20    5.0%
    Capital expenditures                 $631  $1,005  -37.2%    $922  -31.6%

    Common shares outstanding           1,847   1,879   -1.7%   1,860   -0.7%
    Book value per share                $9.96   $9.60    3.8%   $9.63    3.4%
    Debt ratio                          47.4%   51.3% -390 bps 49.2%  -180 bps
    Total employees                    76,797  85,742  -10.4%  77,020   -0.3%



    EBITDA Reconciliation to Operating
     Cash Flows
    EBITDA (4)                         $2,417  $2,530          $2,287
      Non cash activity included
       in EBITDA                          132     158             345
      Cash interest and tax payment
       activity, net                     (167)   (190)           (540)
      Working capital changes / Other    (474)   (433)           (379)
    Operating Cash Flows               $1,908  $2,065          $1,713

    BellSouth Corporation
    Consolidated Statements of Income - Normalized Basis (unaudited) (amounts in millions, except per share data)

    Note to Readers: Our reported results, as shown on page 1, are prepared in accordance with generally accepted accounting principles (GAAP). The normalized results presented below exclude the impact of certain non-recurring or non-operating items, the details of which are provided on page 3 of this release. In addition, the normalized results reflect our 40% proportionate share of Cingular's results, the presentation of which is not allowed under GAAP. Certain reclassifications have been made to prior periods to conform to the current presentation.

                                     1Q03    1Q02   Growth   4Q02   Growth

    Operating Revenues
       Communications group         $4,469  $4,614   -3.1%  $4,441    0.6%
       Domestic wireless             1,436   1,417    1.3%   1,463   -1.8%
       Latin America                   509     656  -22.4%     486    4.7%
       Domestic advertising and
        publishing                     494     506   -2.4%     548   -9.9%
       All other                        12      17  -29.4%      15  -20.0%
          Total Operating Revenues   6,920   7,210   -4.0%   6,953   -0.5%

    Operating Expenses
       Cost of services and
        products                     2,364   2,376   -0.5%   2,258    4.7%
       Selling, general, &
        administrative expenses      1,537   1,620   -5.1%   1,726  -11.0%
       Depreciation and
        amortization                 1,233   1,341   -8.1%   1,338   -7.8%
          Total Operating Expenses   5,134   5,337   -3.8%   5,322   -3.5%
    Operating Income                 1,786   1,873   -4.6%   1,631    9.5%
    Interest Expense                   364     359    1.4%     357    2.0%
    Other Income (Expense), net         39      79  -50.6%      31   25.8%
    Income Before Income Taxes       1,461   1,593   -8.3%   1,305   12.0%
    Provision for Income Taxes         520     555   -6.3%     459   13.3%
            Net Income                $941  $1,038   -9.3%    $846   11.2%

    Diluted:
       Weighted Average Common
        Shares Outstanding           1,860   1,888   -1.5%   1,864   -0.2%
       Earnings Per Share            $0.51   $0.55   -7.3%   $0.45   13.3%

    * - Not meaningful.

    Selected Financial and Operating Data

    EBITDA (4)                         $3,019  $3,214   -6.1%  $2,969    1.7%
    EBITDA margin (5)                   43.6%   44.6% -100 bps  42.7%   90 bps


    Declared dividends per share        $0.21   $0.19   10.5%   $0.20    5.0%
    Capital expenditures                 $631  $1,005  -37.2%    $922  -31.6%

    Common shares outstanding           1,847   1,879   -1.7%   1,860   -0.7%
    Book value per share                $9.96   $9.60    3.8%   $9.63    3.4%
    Debt ratio                          47.4%   51.3% -390 bps  49.2% -180 bps
    Total employees                    76,797  85,742  -10.4%  77,020   -0.3%

    BellSouth Corporation
    Normalized Earnings Summary and Reconciliation to Reported Results (amounts in millions, except per share data)



    First Quarter 2003                     Normalizing Items

                                   FX Losses A&P
                           Cingular (Gains) Acctg.    FAS   Pension/
                                            Change    143  Severance
                      GAAP      A        F     G       I       J      Normalized


Operating Revenues   $5,523  $1,397                                       $6,920
Operating Expenses    4,144   1,111                           (121)        5,134
Operating Income      1,379     286     ---    ---     ---     121         1,786
Interest Expense        296      68                    ---     ---           364
Other Income
 (Expense), net         306   (217)    (50)                                   39
Income Before Taxes
 and Accounting
 Change               1,389       1    (50)    ---     ---     121         1,461
Provision for
 Income Taxes           474       1     (2)                     47           520
Net Income Before
 Cumulative Effect
 Change                 915     ---    (48)    ---     ---      74           941
Cumulative Effect
 of Change in
 Accounting Principle   315                    501   (816)                   ---
Net Income            1,230      $0   ($48)   $501  ($816)     $74          $941

Diluted Earnings
 Per Share *          $0.66   $0.00 ($0.03)  $0.27 ($0.44)   $0.04         $0.51

EBITDA (4)            2,417     481                            121         3,019





    First Quarter 2002                              Normalizing Items
                                                  Cingular  E-Plus   Qwest
                                           GAAP       A        B       C

    Operating Revenues                     $5,534   $1,386     $---    $---
    Operating Expenses                      4,165    1,120      ---     ---
    Operating Income                        1,369      266      ---     ---
    Interest Expense                          304       55      ---     ---
    Other Income (Expense), net               819     (211)  (1,339)    230
    Income Before Income Taxes              1,884      ---   (1,339)    230
    Provision for Taxes and Accounting
     Change                                   753      ---     (482)     80
    Net Income Before Cumulative Effect
     Change                                 1,131      ---     (857)    150
    Cumulative Effect of Change in
     Accounting Principle                  (1,285)
            Net Income                       (154)      $0    ($857)   $150
    Diluted Earnings Per Share             ($0.08)   $0.00   ($0.45)  $0.08
    EBITDA (4)                              2,530      446

    * Normalized earnings per share for first quarter 2003 does not sum due to rounding

    First Quarter 2002                              Normalizing Items
                                         Brazil Loan   Unbilled   FX Losses
                                         Impairments  Rec. Adj.    (Gains)
                                              D           E           F

    Operating Revenues                                   $163        $---
    Operating Expenses                       ---
    Operating Income                         ---          163         ---
    Interest Expense                          ---         ---         ---
    Other Income (Expense), net               383                     197
    Income Before Income Taxes                383         163         197
    Provision for Taxes and Accounting
     Change                                   120          62          (7)
    Net Income Before Cumulative Effect
     Change                                   263         101         204
    Cumulative Effect of Change in
     Accounting Principle
            Net Income                       $263        $101        $204
    Diluted Earnings Per Share              $0.14       $0.05       $0.11
    EBITDA (4)                                            163

    * Normalized earnings per share for first quarter 2003 does not sum due to rounding


    First Quarter 2002                              Normalizing Items
                                            A&P
                                           Acctg.
                                           Change     FAS 142
                                              G          H      Normalized

    Operating Revenues                      $127        $---      $7,210
    Operating Expenses                        52         ---       5,337
    Operating Income                          75         ---       1,873
    Interest Expense                         ---         ---         359
    Other Income (Expense), net                                       79
    Income Before Income Taxes                75         ---       1,593
    Provision for Taxes and Accounting
     Change                                   29         ---         555
    Net Income Before Cumulative Effect
     Change                                   46         ---       1,038
    Cumulative Effect of Change in
     Accounting Principle                              1,285         ---
            Net Income                       $46      $1,285      $1,038
    Diluted Earnings Per Share             $0.02       $0.68       $0.55
    EBITDA (4)                                75                   3,214

    * Normalized earnings per share for first quarter 2003 does not sum due to rounding

    BellSouth Corporation
    Notes to Normalized Financial and Operating Data

    Our normalized earnings have been adjusted for the following:

    (a) The periods presented have been adjusted to include our 40% proportional share of Cingular Wireless' operating results, net of eliminations for amounts charged by other BellSouth companies to Cingular.

    (b) Gain on E-Plus conversion and sale of KPN stock - In March 2002, we exchanged our 22.5% investment in E-Plus, a German wireless carrier, for
        234.7 million shares of KPN Royal. As a result of this exchange, we recorded a pretax gain of $1,335 to recognize the difference between the fair value of the KPN shares obtained and our investment balance in E-Plus. In addition, we subsequently sold the KPN shares for cash proceeds of $1,076 and recognized a pretax loss of $27. The amount shown also includes income of $20 generated from the settlement of forward contracts associated with advances to E-Plus. These advances were restructured in conjunction with the ownership exchange.

    (c) Qwest stock sale and impairment - Represents charges for the impairment of an equity investment in Qwest Communications as well as for losses on sales of Qwest common stock. Total shares sold were 18.5 million in first quarter 2002.

    (d) Brazil loan impairments - Represents recognition of an impairment on shareholder loans to our Brazilian equity investments, as well as the recognition of a guarantee on a portion of those operations' debt.

    (e) Unbilled receivable adjustment - During first quarter 2002, BellSouth determined that the unbilled receivable balance at its advertising and publishing subsidiary was overstated. As a result, BellSouth recorded a reduction to advertising and publishing revenues.

    (f) Foreign currency transaction (gains) losses - Represents net transaction (gains) losses incurred by our Latin American operations related primarily to US Dollar denominated liabilities. These (gains) losses reflect the impact of the (strengthening) weakening of those operations' local currencies against the U.S. Dollar which requires recognition in the current period income statement.

    (g) Change in method of accounting related to our directory publishing business from the issue basis method to the deferral method - The 2003 amount is a one-time charge to net income of $501. The 2002 amounts reflect our recasting of prior year results to present the advertising and publishing segment on a comparable basis year-over-year.

    (h) Adoption of Financial Accounting Standard No. 142 (FAS 142) - Represents a one-time charge related to the adoption of new accounting rules for goodwill. The non-cash charge reduced the value of goodwill on the company's balance sheet by approximately $1.3 billion.

    (i) Adoption of Financial Accounting Standard No. 143 (FAS 143) - Represents a one-time charge related to the adoption of new accounting rules associated with obligations related to the retirement of long-lived assets. The adjustment resulted in a one-time increase to net income of $816.

    (j) Pension/Severance Costs - During 2003, the number of employees who voluntarily separated and elected to receive lump-sum retirement benefits exceeded thresholds that require current recognition of deferred losses related to these employees. 2002 included the efforts to reduce operating costs in response to a slow economy, increased competition and regulatory pricing pressures by reducing BellSouth's workforce by up to 5,000 positions. For 2003, these costs include $33 of severance related costs.

    BellSouth Corporation
    Consolidated Balance Sheets (unaudited)
    (amounts in millions, except per share data)

                                          March 31, December 31, Change vs.
                                                                           Prior
                                            2003         2002       Year-End

    Assets
    Current Assets:
      Cash and cash equivalents               $2,442       $2,482        ($40)
      Accounts receivable, net of
       allowance for uncollectibles of
       $465 and $476                           3,102        4,129      (1,027)
      Material and supplies                      323          313          10
      Other current assets                     1,213          938         275
        Total Current Assets                   7,080        7,862        (782)

    Investments and Advances                   9,941        9,741         200
    Property, Plant and Equipment, net        24,340       23,445         895
    Deferred Charges and Other Assets          5,690        5,726         (36)
    Goodwill                                     344          347          (3)
    Intangible Assets, net                     2,323        2,358         (35)
    Total Assets                             $49,718      $49,479        $239

    Liabilities and Shareholders' Equity
    Current Liabilities:
      Debt maturing within one year           $4,428       $5,114       ($686)
      Accounts payable                         1,458        1,572        (114)
      Other current liabilities                3,134        2,897         237
        Total Current Liabilities              9,020        9,583        (563)

    Long-Term Debt                            12,216       12,283         (67)

    Noncurrent Liabilities:
      Deferred income taxes                    4,882        4,452         430
      Other noncurrent liabilities             5,207        5,255         (48)
        Total Noncurrent Liabilities          10,089        9,707         382

    Shareholders' Equity:
      Common stock, $1 par value               2,020        2,020           0
      Paid-in capital                          7,562        7,546          16
      Retained earnings                       15,342       14,531         811
      Accumulated other comprehensive
       income                                   (859)        (740)       (119)
      Shares held in trust and treasury       (5,637)      (5,372)       (265)
      Guarantee of ESOP debt                     (35)         (79)         44
        Total Shareholders' Equity            18,393       17,906         487
    Total Liabilities and Shareholders'
     Equity                                  $49,718      $49,479        $239

    BellSouth Corporation
    Consolidated Statements of Cash Flows (unaudited)
    (amounts in millions, except per share data)

                                             1Q03        1Q02        4Q02


    Cash Flows from Operating Activities:
    Net income                                $1,230       $(154)       $574
    Adjustments to net income:
       Depreciation and amortization           1,038       1,161       1,151
       Provision for uncollectibles              168         159         233
       Net losses (earnings) of equity
        affiliates                              (174)        237         (91)
       Minority interests in income of
        subsidiaries                              (8)        (81)          6
       Deferred income taxes                     459         597         189
       Net (gains) losses on sale or
        impairment of equity securities          ---         236         (39)
       Pension income                           (134)       (205)       (208)
       Pension settlement (gains) losses          67         ---          60
       Stock-based compensation                   31          41          39
       Unbilled receivable adjustment            ---         163         ---
       Asset impairments                         ---         ---         221
       Foreign currency transaction
        (gains) losses                           (45)        290          42
       Cumulative effect of change in
        accounting principle                    (539)      1,285         ---
       (Gain) loss on sale/disposal of
        operations                               ---      (1,335)         74
    Net change in:
       Accounts receivable and other
        current assets                          (121)        191        (195)
       Accounts payable and other current
        liabilities                              (86)       (479)       (401)
       Deferred charges and other assets          75          21          53
       Other liabilities and deferred
        credits                                  (57)        (38)         13
    Other reconciling items, net                   4         (24)         (8)
      Net cash provided by operating
       activities                              1,908       2,065       1,713

    Cash Flows from Investing Activities:
    Capital expenditures                        (631)     (1,005)       (922)
    Investments in and advances to equity
     affiliates                                  ---          (6)        (28)
    Proceeds from sale of debt/equity
     securities                                   35       1,334           1
    Proceeds from repayment of loans and
     advances                                    ---         426         453
    Other investing activities, net              (24)         (4)        (20)
      Net cash used for investing
       activities                               (620)        745        (516)

    Cash Flows from Financing Activities:
    Net borrowing (repayments) of short-
     term debt                                  (202)       (962)       (278)
    Proceeds from long-term debt                   1           4           9
    Repayments of long-term debt                (514)        (10)         (4)
    Dividends paid                              (371)       (357)       (372)
    Purchase of treasury shares                 (255)        ---        (136)
    Other financing activities, net               13         (16)         16
      Net cash used for financing
       activities                             (1,328)     (1,341)       (765)

    Net Increase (Decrease) in Cash and
     Cash Equivalents                            (40)      1,469         432
    Cash and Cash Equivalents at
     Beginning of Period                       2,482         592       2,050
    Cash and Cash Equivalents at End of
     Period                                   $2,442      $2,061      $2,482

    BellSouth Corporation
    Results by Segment (amounts in millions) (unaudited)

    Communications Group (1)


                                      1Q03    1Q02  Growth   4Q02   Growth

    Operating Revenues
       Local service                 $2,912  $2,941  -1.0%  $2,868    1.5%
       Network access                 1,096   1,205  -9.0%   1,125   -2.6%
       Long distance                    264     205  28.8%     231   14.3%
       Other                            304     331  -8.2%     297    2.4%
          Total Operating Revenues    4,576   4,682  -2.3%   4,521    1.2%
    Operating Expenses
       Cost of services and products 1,625 1,618 0.4% 1,597 1.8% Selling, general, &
        administrative expenses         764     726   5.2%     772   -1.0%
       Depreciation and amortization    937   1,032  -9.2%   1,041  -10.0%
          Total Operating Expenses    3,326   3,376  -1.5%   3,410   -2.5%
    Segment Operating Income          1,250   1,306  -4.3%   1,111   12.5%
    Interest Expense                    118     125  -5.6%     134  -11.9%
    Other Income, net                     3     ---    N/M*      1  200.0%
    Income Before Income Taxes        1,135   1,181  -3.9%     978   16.1%
    Provision for Income Taxes          426     446  -4.5%     374   13.9%
            Segment Net Income(1)      $709    $735  -3.5%    $604   17.4%
    * - Not meaningful.

    Selected Financial and Operating Data

    (amounts in millions)
    Data service revenues              $1,090  $1,092   -0.2%  $1,057    3.1%
    Access minutes of use              22,795  25,583  -10.9%  23,324   -2.3%
    Capital expenditures                 $566    $922  -38.6%    $760  -25.5%
    IntraLata Toll Messages                91      96   -5.2%      93   -2.2%

    Wholesale Lines (thousands)         2,549   1,936   31.7%   2,385    6.9%
    DSL customers (thousands)           1,122     729   53.9%   1,021    9.9%
    LD customers (thousands)            1,930     ---     N/M*  1,002   92.6%

    EBITDA Reconciliation to Operating
     Income
    Segment Operating Income           $1,250  $1,306   -4.3%  $1,111   12.5%
         Add back:  Depreciation and
          amortization expense            937   1,032   -9.2%   1,041  -10.0%
    Segment EBITDA (4)                 $2,187  $2,338   -6.5%  $2,152    1.6%
    Segment EBITDA margin (5)           47.8%   49.9% -210 bps  47.6%   20 bps

    BellSouth Corporation
    Results by Segment (unaudited)
    Supplemental Operating Data  (in thousands)

    Communications Group - Network Access Lines In Service(a)(b)

                                        1Q03    1Q02   Growth   4Q02   Growth
    Access lines (b)
       Residence
           Retail
               Primary                 13,132  13,913   -5.6%  13,260   -1.0%
               Additional               1,849   2,199  -15.9%   1,926   -4.0%
               Total Retail Residence  14,981  16,112   -7.0%  15,186   -1.3%
           Wholesale
               Resale                     297     496  -40.1%     342  -13.2%
               UNE-P                    1,155     365  216.4%     934   23.7%
               Total Wholesale
                Residence               1,452     861   68.6%   1,276   13.8%
       Total Residence                 16,433  16,973   -3.2%  16,462   -0.2%

       Business
           Retail
               Voice                    5,621   5,988   -6.1%   5,687   -1.2%
               ISDN                     1,581   1,633   -3.2%   1,567    0.9%
               Total Retail Business    7,202   7,621   -5.5%   7,254   -0.7%
           Wholesale
               Resale                      83     155  -46.5%      94  -11.7%
               UNE-P                      619     475   30.3%     611    1.3%
               Total Wholesale Business   702     630   11.4%     705   -0.4%
       Total Business                   7,904   8,251   -4.2%   7,959   -0.7%

       Other Retail / Wholesale Lines     174     201  -13.4%     182   -4.4%

       Total Access Lines in Service   24,511  25,425   -3.6%  24,603   -0.4%

    Access Line Equivalents (c)
       Selected digital data services:
             Unbundled Loops              367     426  -13.8%     377   -2.7%
             DS0  & ADSL                7,052   4,700   50.0%   6,437    9.6%
             DS1                        6,936   6,635    4.5%   6,908    0.4%
             DS3 & higher              32,294  29,643    8.9%  31,704    1.9%
       Total digital data lines in
        service                        46,649  41,404   12.7%  45,426    2.7%

    Total equivalent access lines in
     service                           71,160  66,829    6.5%  70,029    1.6%

    (a) Prior period operating data are often revised at later dates to reflect updated information. The above information reflects the latest data available for the periods indicated.
    (b) Access line counts include amounts for switched access lines, Basic Rate ISDN (converted at 1.5:1), Primary Rate ISDN (converted at 24:1) and UNE Combos.
    (c) Access line equivalents represent a conversion of non-switched data circuits to a switched access line basis and is presented for comparability purposes. Equivalents are calculated by converting high-speed/high-capacity circuits to the equivalent of a switched access line based on transport capacity. While the revenues generated by access line equivalents have directional relationship with these counts, revenue growth rates cannot be compared to line growth rates on an equivalent basis.

    BellSouth Corporation
    Results by Segment (amounts in millions) (unaudited)

    Domestic Wireless Segment (1)(a)


                                     1Q03    1Q02   Growth   4Q02  Growth

    Operating Revenues
       Service revenues (3)         $1,338  $1,326    0.9%  $1,366  -2.0%
       Equipment and other revenues     98      91    7.7%      97   1.0%
          Total Operating Revenues   1,436   1,417    1.3%   1,463  -1.8%
    Operating Expenses
       Cost of services and
        products                       468     451    3.8%     466   0.4%
       Selling, general, &
        administrative expenses        487     520   -6.3%     526  -7.4%
       Depreciation and
        amortization                   195     180    8.3%     187   4.3%
          Total Operating Expenses   1,150   1,151   -0.1%   1,179  -2.5%
    Segment Operating Income           286     266    7.5%     284   0.7%
    Interest Expense                    90      90    0.0%      93  -3.2%
    Other Income (Expense), net        (31)    (25) -24.0%     (30) -3.3%
    Income Before Income Taxes         165     151    9.3%     161   2.5%
    Provision for Income Taxes          64      59    8.5%      63   1.6%
            Segment Net Income(1)     $101     $92    9.8%     $98   3.1%

    * - Not meaningful.

    Selected Financial and Operating Data

    (amounts in millions, except
     customer data in thousands)
    Total Cellular/PCS Customers       8,846   8,732    1.3%   8,770     0.9%
    Net Customer Additions -
     Cellular/PCS                         76      94  -19.1%     (48)  258.3%
    Partitioned Customers and/or
     Adjustments                           0       0     N/M*     12  -100.0%
    Churn - Cellular/PCS                2.6%    2.9%  -30 bps   2.7%  -10 bps
    Wireless Service ARPU -
     Cellular/PCS                     $50.04  $50.44   -0.8%  $51.13    -2.1%
    Wireless Subscriber ARPU -
     Cellular/PCS                     $47.38  $47.35    0.1%  $48.38    -2.1%
    Minutes Of Use Per Cellular/PCS
     Subscriber                          405     355   14.1%     406    -0.2%
    Licensed POPs - Cellular/PCS (b) 94 88 6.8% 88 6.8% Penetration - Cellular/PCS (b) 10.0% 11.1% -110 bps 10.1% -10 bps

    Total Cingular Interactive
     Customers                           334     306    9.2%     327     2.1%
    Net Customer Additions - Cingular
     Interactive                           7      12  -41.7%       6    16.7%


    EBITDA Reconciliation to Operating
     Income
    Segment Operating Income               $286   $266  7.5%   $284  0.7%
         Add back:  Depreciation and
          amortization expense              195    180  8.3%    187  4.3%
    Segment EBITDA (4)                     $481   $446  7.8%   $471  2.1%
    Segment EBITDA margin (5)(c)          35.9%  33.6% 230 bps 34.5% 140 bps


    (a) The domestic wireless segment is comprised of BellSouth's 40% share of the reported results of Cingular Wireless.
    (b) POPs includes New York spectrum added in a swap with T-Mobile beginning 2Q01, Salt Lake City beginning 4Q01, and Salmon beginning 1Q03. The New York spectrum is included in the penetration calculation beginning 3Q02. The Salt Lake City and Salmon spectrum are not yet operational and are not factored into the penetration calculation.
    (c) Segment EBITDA margin denominator includes service revenues only.

    BellSouth Corporation
    Results by Segment (amounts in millions) (unaudited)

    Latin America Group (1)(2)


                                      1Q03  1Q02   Growth   4Q02  Growth

    Operating Revenues
       Service revenues (3)           $432  $562    -23.1%  $411     5.1%
       Equipment and other revenues 77 94 -18.1% 70 10.0% Advertising and publishing
        revenues                       -       3   -100.0%     5  -100.0%
          Total Operating Revenues     509   659    -22.8%   486     4.7%
    Operating Expenses
       Cost of services and products   258   266     -3.0%   172    50.0%
       Selling, general, &
        administrative expenses        136   216    -37.0%   132     3.0%
       Depreciation and amortization    90   118    -23.7%    98    -8.2%
          Total Operating Expenses     484   600    -19.3%   402    20.4%
    Segment Operating Income            25    59    -57.6%    84   -70.2%
    Interest Expense                    43    40      7.5%    30    43.3%
    Other Income (Expense), net          4   (15)     N/M*    (9)     N/M
    Income Before Income Taxes         (14)    4       N/M    45      N/M
    Provision for Income Taxes         (24)    1       N/M     6      N/M
            Segment Net Income(1)      $10    $3    233.3%   $39   -74.4%
    * - Not meaningful.


    Selected Financial and Operating Data

    (amounts in millions, except
     customer data in thousands)
    Average monthly revenue per
     customer (3)                        $17      $23  -26.1%      $17   0.0%
    Customer net adds in period
     (excluding ownership changes)
     (a)                                 372      323   15.2%      259  43.6%


    Customers (voice)  (a)             8,544    7,908    8.0%    8,172   4.6%
    POPs                             160,600  162,100   -0.9%  162,100  -0.9%
    Penetration rate (6)                5.3%     4.9%  40 bps     5.0% 30 bps


    EBITDA Reconciliation to Operating
     Income
    Segment Operating Income                $25    $59  -57.6%    $84  -70.2%
         Add back:  Depreciation and
          amortization expense               90    118  -23.7%     98   -8.2%
    Segment EBITDA (4)                     $115   $177  -35.0%   $182  -36.8%
    Segment EBITDA margin (5)             22.6%  26.9% -430 bps 37.4% -1480bps



    (a) The beginning balance of 3Q02 customers was adjusted to include 225 customers related to fixed wireless customers in Venezuela. 1Q02 Customer net adds would have been 80 higher. Annual growth in net adds would have been -7.7%. Growth in customers vs. 1Q02 would have been 5.9% had Venezuela's fixed wireless customers been included in 1Q02 data.

    BellSouth Corporation
    Worldwide Wireless (unaudited)
    Customers and POPs by Country
                                         Ownership
                                        Percentage
                                           As of     Total Customers As of
        Country            Brand           1Q03     1Q03     1Q02    Growth

    United States   Cingular Wireless       40.0%   22,114   21,830     1.3%


    Argentina        Movicom BellSouth      65.0%    1,325    1,510   -12.3%
    Brazil - Sao
     Paulo Region           BCP             45.4%    1,664    1,745    -4.6%
    Brazil -
     Northeast
     Region                 BSE             47.6%    1,005      967     3.9%
    Chile                BellSouth         100.0%    1,062      939    13.1%
    Colombia        Celumovil BellSouth     66.0%    1,580    1,228    28.7%
    Ecuador              BellSouth          89.4%      631      412    53.2%
    Guatemala            BellSouth          60.0%      205      111    84.7%
    Nicaragua            BellSouth          89.0%      231      172    34.3%
    Panama               BellSouth          43.7%      359      305    17.7%
    Peru                 BellSouth          97.4%      574      440    30.5%
    Uruguay          Movicom BellSouth      46.0%      142      147    -3.4%
    Venezuela (a)    Telcel BellSouth       78.2%    3,142    3,208    -2.1%


         Total Latin America (a)                    11,920   11,184     6.6%


    Denmark               Sonofon           46.5%    1,248      998    25.1%
    Israel                Cellcom           34.8%    2,514    2,292     9.7%

         Total Europe                                3,762    3,290    14.3%

        Total Worldwide Wireless (a)                37,796   36,304     4.1%


         (a)The beginning balance of 3Q02 customers was adjusted to include 225 customers related to fixed wireless customers in Venezuela. Growth in customers vs. 1Q02 in Venezuela, Total Latin America and Total Worldwide Wireless would have been -6.7%, 5.1%, and 3.7%, respectively, had Venezuela's fixed wireless customers been included in 1Q02 data.


    BellSouth Corporation
    Worldwide Wireless (unaudited)
    Customers and POPs by Country



         Country           Brand                      4Q02            Growth

    United States    Cingular Wireless               21,925             0.9%


    Argentina        Movicom BellSouth                1,320             0.4%
    Brazil - Sao
     Paulo Region           BCP                       1,669            -0.3%
    Brazil -
     Northeast Region       BSE                       1,005             0.0%
    Chile                BellSouth                    1,032             2.9%
    Colombia        Celumovil BellSouth               1,349            17.1%
    Ecuador              BellSouth                      632            -0.2%
    Guatemala            BellSouth                      193             6.2%
    Nicaragua            BellSouth                      201            14.9%
    Panama               BellSouth                      335             7.2%
    Peru                 BellSouth                      530             8.3%
    Uruguay          Movicom BellSouth                  143            -0.7%
    Venezuela (a)     Telcel BellSouth                3,107             1.1%


         Total Latin America (a)                     11,516             3.5%


    Denmark               Sonofon                     1,135            10.0%
    Israel                Cellcom                     2,446             2.8%

         Total Europe                                 3,581             5.1%

        Total Worldwide Wireless (a)                 37,022             2.1%


         (a)The beginning balance of 3Q02 customers was adjusted to include 225 customers related to fixed wireless customers in Venezuela. Growth in customers vs. 1Q02 in Venezuela, Total Latin America and Total Worldwide Wireless would have been -6.7%, 5.1%, and 3.7%, respectively, had Venezuela's fixed wireless customers been included in 1Q02 data.


    BellSouth Corporation
    Worldwide Wireless (unaudited)
    Customers and POPs by Country


                                                  Total POPs As of
        Country           Brand               1Q03         1Q02       Growth

    United States   Cingular Wireless        235,000      219,000       7.8%


    Argentina       Movicom BellSouth         37,400       37,500      -0.3%
    Brazil - Sao
     Paulo Region          BCP                18,100       18,100       0.0%
    Brazil -
     Northeast
     Region                BSE                26,600       26,600       0.0%
    Chile               BellSouth             15,300       15,400      -0.6%
    Colombia       Celumovil BellSouth        40,300       43,000      -6.3%
    Ecuador             BellSouth             13,200       12,800       3.1%
    Guatemala           BellSouth             13,000       11,700      11.1%
    Nicaragua           BellSouth              2,900        2,900       0.0%
    Panama              BellSouth              2,800        3,000      -6.7%
    Peru                BellSouth             27,500       26,100       5.4%
    Uruguay         Movicom BellSouth          2,100        2,100       0.0%
    Venezuela (a)    Telcel BellSouth         24,000       24,400      -1.6%


         Total Latin America (a)             223,200      223,600      -0.2%


    Denmark              Sonofon               5,300        5,300       0.0%
    Israel               Cellcom               6,100        6,100       0.0%

         Total Europe                         11,400       11,400       0.0%

        Total Worldwide Wireless (a)         469,600      454,000       3.7%


         (a)The beginning balance of 3Q02 customers was adjusted to include 225 customers related to fixed wireless customers in Venezuela. Growth in customers vs. 1Q02 in Venezuela, Total Latin America and Total Worldwide Wireless would have been -6.7%, 5.1%, and 3.7%, respectively, had Venezuela's fixed wireless customers been included in 1Q02 data.


    BellSouth Corporation
    Worldwide Wireless (unaudited)
    Customers and POPs by Country



         Country           Brand                      4Q02             Growth

    United States    Cingular Wireless               219,000             7.8%


    Argentina        Movicom BellSouth                37,500            -0.3%
    Brazil - Sao
     Paulo Region           BCP                       18,100             0.0%
    Brazil -
     Northeast Region       BSE                       26,600             0.0%
    Chile                BellSouth                    15,400            -0.6%
    Colombia        Celumovil BellSouth               43,000            -6.3%
    Ecuador              BellSouth                    12,800             3.1%
    Guatemala            BellSouth                    11,700            11.1%
    Nicaragua            BellSouth                     2,900             0.0%
    Panama               BellSouth                     3,000            -6.7%
    Peru                 BellSouth                    26,100             5.4%
    Uruguay          Movicom BellSouth                 2,100             0.0%
    Venezuela (a)     Telcel BellSouth                24,400            -1.6%


         Total Latin America (a)                     223,600            -0.2%


    Denmark               Sonofon                      5,300             0.0%
    Israel                Cellcom                      6,100             0.0%

         Total Europe                                 11,400             0.0%

        Total Worldwide Wireless (a)                 454,000             3.7%


         (a)The beginning balance of 3Q02 customers was adjusted to include 225 customers related to fixed wireless customers in Venezuela. Growth in customers vs. 1Q02 in Venezuela, Total Latin America and Total Worldwide Wireless would have been -6.7%, 5.1%, and 3.7%, respectively, had Venezuela's fixed wireless customers been included in 1Q02 data.

    BellSouth Corporation
    Results by Segment (amounts in millions) (unaudited)

    Domestic Advertising & Publishing (1)


                                          1Q03  1Q02  Growth  4Q02  Growth

    Operating Revenues
       Advertising and publishing
        revenues                           481   493   -2.4%   497   -3.2%
       Commission revenues                  17    17    0.0%    59  -71.2%
          Total Operating Revenues         498   510   -2.4%   556  -10.4%
    Operating Expenses
       Cost of services                     78    91  -14.3%    86   -9.3%
       Selling, general, & administrative
        expenses                           170   170    0.0%   265  -35.8%
       Depreciation and amortization         7     6   16.7%     8  -12.5%
          Total Operating Expenses         255   267   -4.5%   359  -29.0%
    Segment Operating Income               243   243    0.0%   197   23.4%
    Interest Expense                         2     3  -33.3%     3  -33.3%
    Other Income, net                       (1)  ---     N/M*   (2)    N/M
    Income Before Income Taxes             240   240    0.0%   192   25.0%
    Provision for Income Taxes              91    92   -1.1%    74   23.0%
            Segment Net Income(1)         $149  $148    0.7%  $118   26.3%



    EBITDA Reconciliation to Operating
     Income
    Segment Operating Income                $243   $243   0.0%   $197   23.4%
         Add back:  Depreciation and
          amortization expense                 7      6  16.7%      8  -12.5%
    Segment EBITDA (4)                      $250   $249   0.4%   $205   22.0%
    Segment EBITDA margin (5)              50.2%  48.8% 140 bps 36.9% 1330 bps

    * - Not meaningful.

    BellSouth Corporation
    Notes

    (1) Segment net income (loss) is based on normalized results which exclude certain one-time transactions and certain corporate intercompany billings. Intersegment revenues are not eliminated for purposes of management reporting.

    (2) Results for the Latin America segment are reported one month in arrears.

    (3) Wireless service revenues include activation fees, access, airtime, roaming, long distance and value added services. Roaming revenues are included on a gross basis for the Domestic Wireless segment and on a net basis for the Latin America segment. Average monthly revenue per customer is calculated by dividing average monthly service revenue by average customers.

    (4) EBITDA is defined as operating income plus depreciation and amortization.

    (5) EBITDA margin is calculated by dividing EBITDA by operating revenues.

    (6) Penetration rate is calculated by dividing customers by POPs (excludes POPs in markets where service has not been initiated).